Exhibit 23.1

Consent of KPMG S.p.A. Independent Registered Public Accounting Firm

The Board of Directors of

Solar Green Technology S.p.A.

We consent to the incorporation by reference in the Registration Statement (No. 333-147246) on Form S-8 of Solar Power, Inc. of our report dated September 14, 2012, with respect to the consolidated balance sheets of Solar Green Technology S.p.A. as of December 31, 2011 and 2010, and the related consolidated statements of income and cash flows for the years then ended, which report appears in the Form 8-K/A of Solar Power, Inc. dated September 20, 2012.

/s/ KPMG S.p.A.

Milan, Italy
20 September 2012